Date of Grant: May 22, 2006

Number of Shares Subject to Option:  125,000


                  WIZZARD SOFTWARE CORPORATION

                STOCK OPTION PLAN AND AGREEMENT

This Agreement, dated May 22, 2006 is made between Wizzard Software Corporation, (the "Company") and John Busshaus (the "Employee"), an employee of the Company.

I.   Stock Option

     1. Grant of Incentive Stock Option. In compliance with the provisions of Section 422 of the Internal Revenue Code of 1986, as may be amended from time to time, the Company herby grants to the Employee, subject to the terms and conditions herein set forth, an option ("Option") to purchase 125,000 shares of the Company's common stock, par value $0.001 per share ("Stock"), at the Fair Market Value on May 22, 2006, such Option to be exercisable and exercised as hereinafter provided.

     For any calendar year, the aggregate Fair Market Value (determined at the Grant Date) of the stock with respect to which any Incentive Stock Option is exercisable for the first time by the employee (under all Incentive Stock Option plans of the Company and all subsidiary corporations) shall not exceed $100,000. The Employee may, if he or she is otherwise eligible, be granted an additional Option or Options if the Company shall so determine. Any Incentive Stock Option that becomes exercisable and exceeds the above limitation shall be treated as a Non-Qualified Option.

     The Option price shall be subject to adjustment as provided in Section 10 hereof.

     2.     Specific Terms and Conditions.

     (a) Exercise of Option. Subject to the other terms of the Agreement regarding the exercisability of this Option, this Option may be exercised in accordance with the following:

On or After This Date:               This Option Shall be
                                     Exercisable With Respect to
                                     The Following Cumulative
                                     Number of Shares:
            5/22/2006                               20,000

            3/31/2007                              105,000


     This Option also shall become fully exercisable as set forth in Section
     4. This Option may be exercised, to the extent exercisable by its terms, from time to time in whole or in part at any time prior to the expiration thereof. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which this Option is being exercised. Notation of any partial exercise or installment exercise shall be made by the Company on Schedule B hereto.

       II.  General Terms and Conditions

     1. Payment of Purchase Price Upon Exercise. At the time of any exercise of this Option, the purchase of the shares as to which any such Option shall be exercised shall be paid in full to the Company in cash or in Stock already owned by the Employee, or a combination of cash and Stock, or in such other consideration acceptable to the Board of Directors of the Company (including, to the extent permitted by applicable law, the relinquishment of a portion of the Options) as the Board deems appropriate, having a total fair market value equal to the purchase price.

     2. Expiration Date. Except as indicated in Section 4 below, this Option granted pursuant to this Agreement shall expire ten years from the date indicated above.

     3. Issuance of Certificates. As promptly as practicable after receipt of the written notice and payment specified, the Company shall deliver to the Employee certificates for the number of shares with respect to which this Option has been exercised, issued in the Employee's name; provided, however that such delivery shall be deemed effected for all purposes when the Company, or the stock transfer agent for the Company, shall have deposited such certificates in the United States mail, postage prepaid, addressed to the Employee at the address specified in the written notice of exercise.

     4. Acceleration of Vesting. In the event of a Change of Control of the Company, all of the Options granted hereunder shall become immediately vested and may be exercised within twenty-four months from the event of a Change of Control of the Company. If the Employee's employment with the Company terminates due to his or her death, retirement, total disability or his discharge by the Company without Cause, then all Options granted pursuant to this Agreement vest immediately and may be exercised by the Employee, (or, in the event of the Employee's death or total disability, the Employee's representative) within twenty-four months after the date of the Employee's termination of employment, or at such later date, as the Board may specify, but not later than the expiration dates specified in Section II.2.

     Upon the Employee's termination of employment by the Company for Cause, any vested Options granted pursuant to this Agreement may be exercised by the Employee within six months after the date of the Employee's termination, and all non-vested Options granted pursuant to this Agreement shall expire as of the date of such termination, or at such later date, and subject to such terms and conditions, as the Board may specify, but not later than the expiration dates specified in Section II.2.

     As used in the Agreement, the term "Cause" shall mean and include (i) chronic alcoholism or controlled substance abuse, (ii) commission by the Employee of an act of fraud or dishonesty with respect to the Company or its subsidiaries, (iii) knowing and material failure by the Employee to comply with material applicable laws, regulations or Company policies relating to the business of the Company or its subsidiaries, (iv) the Employee's material and continuing failure to perform (as opposed to unsatisfactory performance) his duties as an employee of the Company which is not corrected within 10 days after receipt of written notice from the Company, except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Employee; or (v) conviction of (or pleading guilty or nolo contendere to) a felony.

     5. Nontransferability. No Option shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Employee, any Option shall be exercisable only by the Employee. If, by reason of any attempted assignment, transfer, pledge, or encumbrance or any bankruptcy or other event happening at any time, any shares issuable or amount payable under any Option would be made subject to the debts or liabilities of the Employee, then the Board may terminate such person's interest in any such shares or payment and direct that the same be held and applied to or for the benefit of the Employee, or any other persons deemed to be the natural objects of his or her bounty, taking into account the expressed wishes of the Employee (or, in the event of his or her death, those of his or her representative) in such manner as the Board may deem proper.

     6. Change in Control. A "Change in Control" shall be deemed to occur if
     (i) any "person" (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 as amended ("Exchange Act")) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the voting Capital Stock of the Company ("Voting Stock") or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors prior to said combination, own 50% or more of the resulting entity's Voting Stock shall not, by itself, be considered a change in control for the purposes of this Agreement and Plan.

     7. No Rights as Stockholder. The Employee shall have no rights as a stockholder with respect to any shares of Stock subject to any Option prior to the date of issuance to him or her of a certificate or certificates for such shares. The issuance of which shall occur within a reasonable time after the exercise of such Option.

     8. No Right to Continued Employment. The Agreement shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall it interfere in any way with the right of the Company to terminate his or her employment at any time.

     9. Tax Withholding Requirements. The Company shall have the right to require the Employee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for Stock.

     10. Adjustments. If, and to the extent that, the number of issued shares of the Capital Stock of the Company shall be increased or reduced by change in par value, recapitalization, reorganization, merger, consolidation, split up, combination, exchange of shares, distribution of a dividend payable in stock or other similar events, the number of shares subject to any Option and their purchase price per share shall be appropriately adjusted by the Company consistent with such change to prevent substantial dilution or enlargement of the rights granted to or available to the Employee.

     Subject to the foregoing, the grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     The Board, at its discretion may make adjustments to the option price with the prior written consent of the Employee.

       III. Miscellaneous

     1. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 5001 Baum Boulevard, Suite 770, Pittsburgh, PA 15213,
     Attention: Chairman of the Board, and any notice hereunder to the Employee shall be addressed to the Employee at his or her address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

     2. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

     3. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superceded by this Agreement.

     4.Governing Law, Jurisdiction and Venue. This Agreement shall be governed exclusively by and construed according to the laws of the State of Pennsylvania, as applied to contracts between Pennsylvania residents entered into and to be performed entirely within Pennsylvania. For the purposes of any claims or proceedings to enforce this agreement, the parties consent to the jurisdiction and venue of any federal or state court of competent jurisdiction in the state of Pennsylvania, and waive and agree not to raise any defense than y such court is an inconvenient forum or any similar claim.

     5.Headings. The section and subsection headings contain in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Wizzard Software Corporation has caused this Agreement to be executed by a duly authorized officer and the Employee has executed the Agreement both as of the day and year first above written.


                                       WIZZARD SOFTWARE CORPORATION

                                    By: /s/ Christopher J. Spencer
                                       ---------------------------
                                       Christopher J. Spencer, Chief Executive
                                       Officer, President, Treasurer and
                                       Director

 /s/ John Busshaus
------------------
John Busshaus